    Exhibit 99.1

Ridgewood Renewable Power	Robert E. Swanson Chairman
November 23, 2009

TO:	Shareholders of:
Ridgewood Power Trust IV
Ridgewood Power Trust V
The Ridgewood Power Growth Fund

RE:	●	Sale of the Ridgewood Hydro Electric Businesses
	●	Cash Distribution to the Power Trusts
	●	Continuing Work on Sale of Ridgewood Egypt, Olinda, and Providence

As part of our ongoing effort to sell the remaining Power Trust assets, I am pleased to announce that on November 20, 2009 we sold all of our US Hydro and Maine Hydro facilities.  US Hydro was formed in 2000 and was owned 70.8% by the Growth Fund, and 29.2% by Power Trust V. Maine Hydro was formed in 1996 and was owned 50% by Power Trust IV and 50% by Power Trust V. The combined purchase price totaled $12.7 million, after netting out reductions relating to estimated net working capital and employee retention liabilities assumed by the buyers.  US Hydro still owns a $1 million note receivable, which matures in February 2010.  When that $1 million is received in 2010, it will be received by Trust V (29.2%) and the Growth Fund (70.8%).  The US Hydro and Maine Hydro facilities were purchased by KEI (USA) Power Management Inc. and certain of its subsidiaries. These buyers are affiliates of Kruger Energy, Inc., a Canada-based international company focused on green energy.

We announced the commencement of the sales effort of the Hydros almost two years ago.  The trusts engaged the investment banking firm Ewing Bemiss, which was the firm we used last year when we sold Penobscot and Eastport (the waste wood plants in Maine). These hydro assets have been profitable for the Funds over the years, but in terms of a sale, in addition to the general terrible market conditions, selling the hydros had two primary challenges. First, they include small plants located across a wide geographic area, and second, a majority of the long-term power supply contracts have expired, and spot electric prices have been (and still are) well below those contracted rates.  When the Funds purchased the respective assets in 1996 and 2000, we calculated our purchase price based primarily on the values of the remaining years on the premium power sales contracts, not on the residual value of the hydro plants once the power contracts ran out.

After the premium power sales contracts ran out, we had to sell electricity on the spot market in competition with large coal, nuclear and natural gas power plants.  With low spot electric prices, small hydro electric plants basically need renewable power subsidies, similar to the large solar and wind power subsidies.  There are large subsidies for newly constructed wind, solar, and landfill methane powered (Olinda and Providence) generating capacity, but essentially none for these very clean, completely renewable hydro plants that have been producing for decades, and some have been producing for nearly 100 years.  Most of the actual dams for our Maine projects were constructed 100 to 125 years ago.  Even though these hydros already are built, policies advancing renewable energy should also favor small hydros, but that has not happened yet.

I give a great deal of credit to Kruger Energy, who represented the purchasers of these assets.  Kruger Energy has a long-term view and the buyers have significant financial strength, thereby enabling them to purchase these fine assets with a view to a time when lip service to renewable power turns into concrete governmental policies that benefit them.  These hydro plants are irreplaceable because it would be extremely hard at this time to get the federal and state permits.  Even if one could obtain the permits, the construction cost to replace them would be huge.  However, the price we received is fair, because, just like the value of stocks, people pay for earnings or cash flow.  Without proper renewable subsidies (such as for wind) as the power contracts expire, cash flow declined, and the value of our assets declined, despite their theoretical very high replacement cost.  The buyers are in a position to eventually benefit handsomely when this type of renewable energy production receives what, in my opinion, is proper financial respect.

CASH DISTRIBUTIONS TO POWER TRUSTS IV, V AND GROWTH FUND

With this memo, you will find a check representing a partial distribution. The total amount of the distribution to the three Funds is approximately $10.7 million. The amounts, per full unit, are presented below.
	Distribution per full unit	Cumulative distributions per full unit*
Power Trust IV	$5,000	$79,913
Power Trust V	$8,000	$85,740
Growth Fund	$1,250	$40,966
* Inclusive of tax credits

In determining how much cash to keep in reserve, and how much to distribute at this time, Ridgewood Renewable Power considered the issues discussed below.  Basically, Trust IV and the Growth Fund continue to hold a significant percentage of two remaining assets—Providence, in the case of Trust IV, and Ridgewood Egypt in the case of the Growth Fund.

Power Trust IV. Trust IV is distributing approximately 23% of its available cash. Trust IV has an investment in one remaining project, its 35.2% interest in electricity production at the Providence Landfill, called the Providence Project.  For several years, as we have been reporting to you, the Ridgewood Staff have been working to prepare the Providence Project for a major expansion which, we believe, adds greatly to its value. This asset is being marketed for sale, but since we cannot predict when a sale will occur, if at all, we need to retain a significant portion of the cash from both this sale and the Penobscot and Eastport sale to potentially fund costs relating to the landfill expansion activities. Trust IV also needs cash reserves for its portion of potential post-closing liabilities relating to the sale of the Hydros and for Trust operating expenses.

Power Trust V. Trust V has a 14.1% interest in one remaining project, the Ridgewood Egypt water business. However, since Trust V has a relatively small percentage interest in that asset, with the sale of the Hydros, not only is Trust V able to distribute a greater percentage of the Hydro net proceeds, but it is also now free to distribute additional cash that had previously been held in reserve from the Penobscot and Eastport sale. The distribution the Trust is making today represents approximately 71% of Trust V’s available cash.

Growth Fund. While the Growth Fund now also has one remaining operating asset, the Ridgewood Egypt water business, it owns 68.1% of that business. Additionally, due to the lack of distributions from the Egypt business, the Growth Fund has incurred various trust-level obligations that need to be paid. After paying off a portion of these trust-level obligations, the Growth Fund is distributing 36% of the Trust’s available cash. We anticipate that the remaining trust-level obligations will be paid from the sale of the Egypt business, if, and when, such a sale occurs.

HOW RIDGEWOOD CONDUCTED THE ASSET SALE

The first step in the our process was to conduct a public sale process in which sales information was prepared and sent to many dozen known investment entities in the renewable power industry.  A number of bids were received in 2008.  Ridgewood Renewable Power, on the advice of Ewing Bemiss, concluded that the Kruger Energy bid was the best from both (i) a financial point of view and (ii) the most likely to close.  Our team then began negotiating the sale of these facilities. Due to the number of individual facilities involved and the numerous applicable operating and environmental regulations, the due diligence process was extensive and time consuming. We worked hard to shorten the time the due diligence took, but Kruger Energy proceeded carefully.

As we all know by now, in September 2008, the merger and acquisition market fell apart when Lehman Brothers, AIG, and Merrill Lynch failed or were “rescued”, and the global economic crisis hit.  Lending dried up and purchasers’ targeted rates of return dramatically increased, meaning that asset values fell steeply. Kruger Energy maintained that the buyers were still interested in purchasing the Hydros, but that they still had months to go in due diligence, and that the price that was indicated in their original non-binding bid would need to be reduced.

With the assistance of Ewing Bemiss, we analyzed the revised price from the buyers and concluded that the revised offer was competitive with the other offers that were likely to be available. Ewing Bemiss advised us that the reduced price being offered by the buyers was still fair to the respective Funds from a financial point of view, and in light of the fact that these operations would likely have lower profits due to the expiration of the long-term contracts, Ridgewood Renewable Power made the decision to continue the sale process with Kruger Energy.

I would like to point out certain key aspects of the sale:

1.
Of the $12.7 million purchase price, the buyers paid $7.3 million for Maine Hydro and $5.4 million for US Hydro.  The Funds owning US Hydro will also receive the $1 million note due in February 2010.  We believe that these are fair prices for the respective facilities. Additionally, our investment banker, Ewing Bemiss, did their own independent evaluation and issued a fairness opinion stating that the prices being paid for the facilities were fair to the Funds from a financial point of view.

2.
The buyers, as is customary in these types of transactions, required various customary representations and warranties in connection with the sale. Certain of these representations and warranties survive the closing, meaning that the buyers will be indemnified for any loss they experience arising from a breach of one or more of these representations and warranties. We were able to obtain insurance to cover almost all of these surviving representations and warranties. The buyers’ remedies are primarily limited to the insurance. Having this insurance allowed us to avoid having to retain large cash reserves relating to the sale, an approach we have successfully used in past sales. By avoiding large cash reserves, more money becomes available for distribution to the Funds’ shareholders more quickly.  In addition to the insurance, we were also required to post a $1.2 million letter of credit for certain potential liabilities that were not insured.

3.
The Hydro assets were relatively small assets of Trust IV and the Growth Fund; Trust V is in a shareholder-approved liquidation status, meaning that we are selling all assets and working towards a final distribution and Trust termination.  As a result, we were able to close the sale without having the delay and cost to the Funds while we obtained shareholder consents. Avoiding this delay also allowed us to avoid the risk that the deal would be adversely affected while we were spending several months in the consent process.  If Ridgewood had required a multi-month period to obtain consents, the buyers would almost certainly have required various customary closing “outs” during that time.  Instead, we actually closed as soon as the buyers concluded their due diligence and the final adjustments were negotiated.

  RIDGEWOOD CONTINUES WORK ON SALE OF RIDGEWOOD EGYPT, OLINDA, AND PROVIDENCE

Our goal remains to sell all the remaining Power Trust assets as soon as we can. While we cannot predict the terms or timing of any such sales, or even if any further sales will occur, we will keep you updated when something substantive happens. I am very pleased to enclose your check and look forward to future distributions.

Ridgewood Renewable Power, as managing shareholder of the Ridgewood Electric Power Trust IV, Ridgewood Electric Power Trust V and The Ridgewood Power Growth Fund (the “Funds”), has made statements in this communication that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include statements, other than historical information, made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Funds. You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates. Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse. Finally, such statements reflect the Funds’ current views. The Funds undertake no obligation to update the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events except as required by law.